SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 26th day of July, 2006

AMONG:

METASUN ENTERPRISES, INC., of Suite 201, 1040 West 8th Avenue, Vancouver, British Columbia, Canada V6H 1C4

(“Pubco”)

AND:

PURE BIOFUELS DEL PERU SAC, of Calle Los Euchariz 150, Dpto 201, Monterrico, Surco, Lima 33, Peru

(“Priveco”)

AND:

LUIS GOYZUETA, of Calle Los Euchariz 150, Dpto 201, Monterrico, Surco, Lima 33, Peru

(“Goyzueta”)

AND:

THE UNDERSIGNED SHAREHOLDERS OF PRIVECO AS LISTED ON SCHEDULE 1 ATTACHED HERETO

(the “Selling Shareholders”)

WHEREAS:

A.                         Goyzueta and the Selling Shareholders are the registered and beneficial owners of all the issued and outstanding common shares in the capital of Priveco;

B.                          Pubco has agreed to issue thirty million (30,000,000) common shares in the capital of Pubco to Goyzueta and the Selling Shareholders as consideration for the purchase of all of the issued and outstanding common shares of Priveco held by Goyzueta and the Selling Shareholders; and

C.                          Upon the terms and subject to the conditions set forth in this Agreement, Goyzueta has agreed to sell all of the issued and outstanding common shares of Priveco held by Goyzueta to Pubco in exchange for common shares of Pubco.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and of the sum of $10.00 paid by Pubco to Goyzueta and to Priveco,

the receipt of which is hereby acknowledged, the parties hereto agree each with the other as follows:

1.	DEFINITIONS

1.1                        Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;
(b)

“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)

“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6 following the satisfaction or waiver by Pubco and Priveco of the conditions precedent set out in Sections 5.1 and 5.2 respectively;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;
(e)	“Consulting Fee” shall mean the $230,000 payable by Pubco to Goyzueta as a consulting fee in consideration for the past services of Goyzueta provided to Priveco;
(f)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;
(g)

“Financing” shall mean and equity financing of not less than six million dollars ($6,000,000), the proceeds of which will be received by Pubco on or prior to the Closing and not later than 30 days after the execution of this Agreement, which financing shall consist of the sale of units at a price of $0.75 per unit, with each unit consisting of one common share in the capital of Pubco and one-half of one common share purchase warrant, with each whole warrant entitling the holder thereof to purchase one common share in the capital of Pubco for a period of one year at a price of $1.50 per share;

(h)	“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;
(i)	“Name Change” shall mean the name change of Pubco to Pure Biofuels Corp., or such other name as determined by Goyzueta, effected with the Nevada Secretary of State and the NASD;
(j)	“NASD” shall mean the National Association of Securities Dealers Inc.;

(k)

“Priveco Shares” shall mean the 999 common shares of Priveco beneficially held, either directly or indirectly, by Goyzueta and the Selling Shareholders, being ninety-nine decimal nine percent (99.9%) of the total issued and outstanding common shares of Priveco as of the date of this Agreement;

(l)	“Pubco Shares” shall mean the thirty million (30,000,000) fully paid and non-assessable common shares of Pubco to be issued to Goyzueta and the Selling Shareholders by Pubco on the Closing Date;
(m)	“SEC” shall mean the Securities and Exchange Commission;
(n)	“Securities Act” shall mean the United States Securities Act of 1933, as amended;
(o)	“Share Purchase Agreement” shall mean the share purchase agreement among Pubco, Chad DeGroot and Alastair Anderson attached hereto as Schedule 10;
(p)

“Stock Split” shall mean the forward split of the Pubco Common Stock, as defined herein, effected with the Nevada Secretary of State and the NASD, whereby each authorized and issued share of Pubco Common Stock prior to the effective date of the forward split will be equal to 1.25 shares of Pubco Common Stock immediately following the effective date of the forward split;

(q)

“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments; and

(r)	“Transaction” shall mean the purchase of the Priveco Shares by Pubco from Goyzueta and the Selling Shareholders in consideration for the issuance of the Pubco Shares.

1.2                        Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	–	Shareholders of Priveco
Schedule 2	–	Certificate of Non-U.S. Shareholder
Schedule 3	–	National Instrument 45-106 Investor Questionnaire
Schedule 4	–	Directors and Officers of Priveco
Schedule 5	–	Directors and Officers of Pubco
Schedule 6	–	Priveco Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests
Schedule 7	–	Priveco Intellectual Property
Schedule 8	–	Priveco Material Contracts
Schedule 9	–	Priveco Employment Agreements and Arrangements
Schedule 10	–	Share Purchase Agreement

1.3                        Currency. All dollar amounts referred to in this Agreement are in United States dollars (US$), unless expressly stated otherwise.

2.	THE OFFER, PURCHASE AND SALE OF SHARES

2.1                        Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, each of Goyzueta and the Selling Shareholders hereby covenants and agrees to sell, assign and transfer to Pubco, and Pubco hereby covenants and agrees to purchase from Goyzueta, all of the Priveco Shares.

2.2                        Consideration. As consideration for the sale of the Priveco Shares by Goyzueta and the Selling Shareholders to Pubco, Pubco shall allot and issue the Pubco Shares to Goyzueta and the Selling Shareholders on the basis of 30,030.00 Pubco Shares for each Priveco Share held by Goyzueta and the Selling Shareholders. Each of Goyzueta and the Selling Shareholders acknowledges and agrees that the Pubco Shares are being issued pursuant to an exemption from the prospectus and registration requirements of the Securities Act. Each of Goyzueta and the Selling Shareholders agrees to abide by all applicable resale restrictions and hold periods imposed by all applicable securities legislation. The certificate representing the Pubco Shares issued to Goyzueta and the Selling Shareholders on Closing will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact that the Pubco Shares will be issued to Goyzueta and the Selling Shareholders pursuant to an exemption from the registration requirements of the Securities Act:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

2.3                        Share Exchange Procedure. Each of Goyzueta and the Selling Shareholders may exchange their certificate representing the Priveco Shares by delivering such certificate to Pubco duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue a certificate for the Pubco Shares to Goyzueta and the Selling Shareholders, together with:

(a)	a Certificate of Non-U.S. Shareholder (the “Certificate”), a copy of which is set out in Schedule 2; and
(b)	a National Instrument 45-106 Investor Questionnaire (the “Questionnaire”), a copy of which is set out in Schedule 3.

2.4                        Closing Date. The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

2.5                        Restricted Shares. Each of Goyzueta and the Selling Shareholders acknowledges that the Pubco Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws.

2.6                        Exemptions. Each of Goyzueta and the Selling Shareholders acknowledges that Pubco has advised him that Pubco is relying upon the representations and warranties of Goyzueta and the Selling Shareholders set out in the Questionnaire to issue the Pubco Shares under an exemption from the prospectus and registration requirements of the Securities Act (British Columbia) (the “BC Securities Act”) and, as a consequence, certain protections, rights and remedies provided by the BC Securities Act, including statutory rights of rescission or damages, will not be available to Goyzueta and the Selling Shareholders.

2.7                        Canadian Resale Restrictions. Each of Goyzueta and the Selling Shareholders acknowledges that Pubco is not a reporting issuer in any province or territory of Canada and accordingly, any applicable hold periods under the BC Securities Act or any other Canadian jurisdiction may never expire, and the Pubco Shares may be subject to resale restrictions for an indefinite period of time. Additionally, each of Goyzueta and the Selling Shareholders acknowledges that resale of any of the Pubco Shares by any resident in Canada is restricted except pursuant to an exemption from applicable Canadian securities legislation.

3.	REPRESENTATIONS AND WARRANTIES OF PRIVECO

Priveco and Goyzueta, jointly and severally, represent and warrant to Pubco, and acknowledge that Pubco is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Pubco, as follows:

3.1                        Organization and Good Standing. Priveco is a corporation duly organized, validly existing and in good standing under the laws of Peru and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Priveco is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Priveco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Priveco taken as a whole.

3.2                        Authority. Priveco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Priveco Documents”) to be signed by Priveco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Priveco Documents by Priveco and the consummation of the transactions contemplated hereby have been duly authorized by Priveco’s board of directors. No other corporate or shareholder proceedings on the part of Priveco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Priveco Documents when executed and delivered by Priveco as contemplated by this Agreement will be, duly executed and delivered by Priveco and this Agreement is, and the other Priveco Documents when executed and delivered by Priveco as contemplated hereby will be, valid and binding obligations of Priveco enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;
(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and
(c)	as limited by public policy.

3.3                        Capitalization of Priveco. The entire authorized capital stock and other equity securities of Priveco consists of 1,000 common shares (the “Priveco Common Stock”). There are 1,000 shares of Priveco Common Stock issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Priveco Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all applicable corporate laws and Priveco’s constating documents. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Priveco to issue any additional common shares of Priveco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Priveco any common shares of Priveco Common Stock. There are no agreements purporting to restrict the transfer of the Priveco Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Priveco Common Stock.

3.4                        Directors and Officers of Priveco. The duly elected or appointed directors and the duly appointed officers of Priveco are as set out in Schedule 4.

3.5                        Corporate Records of Priveco. The corporate records of Priveco, as required to be maintained by it pursuant to all applicable corporate laws, are accurate, complete and current in all material respects, and the minute book of Priveco is, in all material respects, correct and contains all records required by the laws of Peru, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Priveco.

3.6                        No Subsidiaries. Priveco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

3.7                        Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Priveco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Priveco, or any of its material property or assets;

(b)	violate any provision of Priveco’s constating documents; or
(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Priveco or any of its material property or assets.

3.8                        Actions and Proceedings. To the best knowledge of Priveco, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Priveco or which involves any of the business, or the properties or assets of Priveco that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Priveco taken as a whole (a “Priveco Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Priveco Material Adverse Effect.

3.9	Compliance.
(a)

To the best knowledge of Priveco, Priveco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Priveco;

(b)

To the best knowledge of Priveco, Priveco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Priveco Material Adverse Effect;

(c)

Priveco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Priveco, threatened, and none of them will be adversely affected by the consummation of the Transaction; and

(d)

Priveco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Priveco has not received any notice of any violation thereof, nor is Priveco aware of any valid basis therefore.

3.10                      Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Priveco of the Transaction contemplated by this Agreement or to enable Pubco to continue to conduct Priveco’s business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.11                      Financial Representations. The books, records, and accounts of Priveco accurately and fairly reflect, in reasonable detail, the assets and liabilities of Priveco. Priveco has not engaged in any transaction, maintained any bank account, or used any funds of Priveco, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Priveco.

3.12                      Absence of Undisclosed Liabilities. Except as disclosed in Schedule 6, Priveco does not have any liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $5,000, which:

(a)	have not heretofore been paid or discharged;
(b)	did not arise in the regular and ordinary course of business under any written agreement, contract, commitment, lease or plan except as specifically disclosed in Schedule 6; or
(c)	have not been incurred, in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business.

For purposes of this Agreement, including 4.13, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.13	Tax Matters.
(a)	As of the date hereof:
(i)

Priveco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Priveco, and

(ii)	all such returns are true and correct in all material respects;

(b)

Priveco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Priveco Material Adverse Effect;

(c)

Priveco is not presently under and has not received notice of, any contemplated investigation or audit by any national, state or local taxing authority concerning any period ended prior to the date hereof; and

(d)

All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

3.14                      Absence of Changes. Since the date of incorporation of Priveco, and except as set out in Schedule 6, Priveco has not:

(a)

incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;
(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Priveco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);
(h)

received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)

made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

(j)

other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or
(l)	agreed, whether in writing or orally, to do any of the foregoing.

3.15                      Personal Property. Priveco possesses, and has good and marketable title of all property necessary for the continued operation of the business of Priveco as presently conducted and as represented to Pubco. All such property is used in the business of Priveco. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Priveco is owned by Priveco free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule 6.

3.16	Intellectual Property
(a)

Intellectual Property Assets. Priveco owns or holds an interest in all intellectual property assets necessary for the operation of the business of Priveco as it is currently conducted (collectively, the “Intellectual Property Assets”), including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the “Marks”);
(ii)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);
(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and
(iv)	all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings,

and blue prints owned, used, or licensed by Priveco as licensee or licensor (collectively, the “Trade Secrets”).

(b)

Agreements. Schedule 7 contains a complete and accurate list and summary description, including any royalties paid or received by Priveco, of all contracts and agreements relating to the Intellectual Property Assets to which Priveco is a party or by which Priveco is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Priveco is the licensee. To the best knowledge of Priveco, there are no outstanding or threatened disputes or disagreements with respect to any such agreement.

(c)

Intellectual Property and Know-How Necessary for the Business. Except as set forth in Schedule 7, Priveco is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets. Except as set forth in Schedule 7, all former and current employees and contractors of Priveco have executed written contracts, agreements or other undertakings with Priveco that assign all rights to any inventions, improvements, discoveries, or information relating to the business of Priveco. No employee, director, officer or shareholder of Priveco owns directly or indirectly in whole or in part, any Intellectual Property Asset which Priveco is presently using or which is necessary for the conduct of its business. To the best knowledge of Priveco, no employee or contractor of Priveco has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Priveco.

(d)

Patents. Except as set out in Schedule 7, Priveco holds no right, title or interest in and to any Patent and Priveco has not filed any patent application with any third party. To the best knowledge of Priveco, none of the products manufactured and sold, nor any process or know-how used, by Priveco infringes or is alleged to infringe any patent or other proprietary night of any other person or entity.

(e)

Trademarks. Except as set out in Schedule 7, Priveco holds no right, title or interest in and to any Mark and Priveco has not registered or filed any application to register any Mark with any third party. To the best knowledge of Priveco, none of the Marks, if any, used by Priveco infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(f)

Copyrights. Schedule 7 contains a complete and accurate list and summary description of all Copyrights. Priveco is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. If applicable, all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. To the best knowledge of

Priveco, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)

Trade Secrets. Priveco has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. Priveco has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and to the best knowledge of Priveco, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of Priveco. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.17                      Insurance. The products sold by and the assets owned by Priveco are insured under various policies of general product liability and other forms of insurance consistent with prudent business practices. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Priveco or any event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full.

3.18                      Employees and Consultants. All employees and consultants of Priveco have been paid all salaries, wages, income and any other sum due and owing to them by Priveco, as at the end of the most recent completed pay period. Priveco is not aware of any labor conflict with any of Priveco’s employees that might reasonably be expected to have a Priveco Material Adverse Effect. To the best knowledge of Priveco, no employee of Priveco is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Priveco or any other nature of the business conducted or to be conducted by Priveco.

3.19                      Real Property. Priveco does not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which Priveco is a party or is bound, as set out in Schedule 6, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by Priveco pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. Priveco has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.20                      Material Contracts and Transactions. Schedule 8 lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which Priveco is a party (each, a “Contract”). Each Contract is in full force and effect, and there exists no material breach or violation of or default by Priveco under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Priveco. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Transaction contemplated by this

Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.21                      Certain Transactions. Priveco is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.22                      No Brokers. Priveco has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

3.23                      Completeness of Disclosure. No representation or warranty by Priveco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Pubco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to Priveco and Goyzueta and acknowledges that Priveco and Goyzueta are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Priveco or Goyzueta, as follows:

4.1                        Organization and Good Standing. Pubco is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Pubco is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of Pubco.

4.2                        Authority. Pubco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Pubco Documents”) to be signed by Pubco and to perform its obligations hereunder and to consummate the Transaction contemplated hereby. The execution and delivery of each of the Pubco Documents by Pubco and the consummation by Pubco of the Transaction contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Pubco is necessary to authorize such documents or to consummate the Transaction contemplated hereby. This Agreement has been, and the other Pubco Documents when executed and delivered by Pubco as contemplated by this Agreement will be, duly executed and delivered by Pubco and this Agreement is, and the other Pubco Documents when executed and delivered by Pubco, as contemplated hereby will be, valid and binding obligations of Pubco enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and
(c)	as limited by public policy.

4.3                        Capitalization of Pubco. As of the date of this Agreement, the entire authorized capital stock and other equity securities of Pubco consists of 75,000,000 shares of common stock with a par value of $0.001 (the “Pubco Common Stock”). As of the date of this Agreement, there are 55,154,748 shares of Pubco Common Stock issued and outstanding. All of the issued and outstanding shares of Pubco Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as contemplated by this Agreement, including the Financing and the Stock Split, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Pubco to issue any additional shares of Pubco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Pubco any shares of Pubco Common Stock as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the Pubco Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Pubco Common Stock.

4.4                        Directors and Officers of Pubco. The duly elected or appointed directors and the duly appointed officers of Pubco are as listed on Schedule 5. The parties hereto acknowledge that, following the execution of this Agreement and prior to the Closing Date, Pubco will undertake all acts to appoint Goyzueta and David Clifton as executive officers and directors of Pubco.

4.5                        Corporate Records of Pubco. The corporate records of Pubco, as required to be maintained by it pursuant to the laws of the State of Nevada, are accurate, complete and current in all material respects, and the minute book of Pubco is, in all material respects, correct and contains all material records required by the law of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Pubco.

4.6                        Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of this Transaction will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Pubco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pubco or any of its material property or assets;

(b)	violate any provision of the Articles or Bylaws of Pubco; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Pubco or any of its material property or assets.

4.7                        Validity of Pubco Common Stock Issuable upon the Transaction. The Pubco Shares to be issued to Goyzueta and the Selling Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.8                        Actions and Proceedings. To the best knowledge of Pubco, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Pubco, threatened against Pubco which involves any of the business, or the properties or assets of Pubco that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Pubco taken as a whole (a “Pubco Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Pubco Material Adverse Effect.

4.9	Compliance.
(a)

To the best knowledge of Pubco, Pubco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Pubco;

(b)

To the best knowledge of Pubco, Pubco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Pubco Material Adverse Effect;

(c)

Pubco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Pubco, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d)

Pubco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Pubco has not received any notice of any violation thereof, nor is Pubco aware of any valid basis therefore.

4.10                      Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Pubco of the Transaction contemplated by this Agreement except for any necessary federal, state and provincial securities filings.

4.11                      SEC Filings. Pubco has furnished or made available to Priveco and Goyzueta a true and complete copy of each report, schedule, registration statement and proxy statement filed by Pubco with the SEC (collectively, and as such documents have since the time of their filing been amended, the “Pubco SEC Documents”). As of their respective dates, the Pubco SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Pubco SEC Documents.

4.12                      Financial Representations. Included with the Pubco SEC Documents are true, correct, and complete copies of audited balance sheets for Pubco dated as of January 31, 2006 and unaudited balance sheets for Pubco dated as of April 30, 2006 (the “Pubco Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year and interim period then ended (collectively, the “Pubco Financial Statements”). The Pubco Financial Statements:

(a)	are in accordance with the books and records of Pubco;
(b)	present fairly the financial condition of Pubco as of the respective dates indicated and the results of operations for such periods; and
(c)	have been prepared in accordance with GAAP.

Pubco has not received any advice or notification from its independent certified public accountants that Pubco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Pubco Financial Statements or the books and records of Pubco, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of Pubco accurately and fairly reflect, in reasonable detail, the assets, and liabilities of Pubco. Pubco has not engaged in any transaction, maintained any bank account, or used any funds of Pubco, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Pubco.

4.13                      Absence of Undisclosed Liabilities. Pubco has no material liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)	are not set forth in the Pubco Financial Statements or have not heretofore been paid or discharged;
(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Priveco; or
(c)

have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Pubco Financial Statements.

4.14	Tax Matters.
(a)	As of the date hereof:
(i)

Pubco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them, and

(ii)	all such returns are true and correct in all material respects;
(b)	Pubco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;
(c)

Pubco is not presently under and has not received notice of, any contemplated investigation or audit by the Canada Revenue Agency or the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)

All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)

To the best knowledge of Pubco, the Pubco Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to Pubco for the accounting period ended on the Pubco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Pubco Accounting Date or for any profit earned by Pubco on or prior to the Pubco Accounting Date or for which Pubco is accountable up to such date and all contingent liabilities for Taxes have been provided for or disclosed in the Pubco Financial Statements.

4.15                      Absence of Changes. Since the Pubco Accounting Date, except as disclosed in the Public SEC Documents and except as contemplated in this Agreement, including the Financing, the Share Purchase Agreement and the Consulting Fee, Pubco has not:

(a)

incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;
(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of

Pubco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;
(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);
(h)

received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;
(j)

other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or
(l)	agreed, whether in writing or orally, to do any of the foregoing.

4.16                      Absence of Certain Changes or Events. Since the Pubco Accounting Date, except as and to the extent disclosed in the Pubco SEC Documents, there has not been:

(a)	a Pubco Material Adverse Effect; or
(b)	any material change by Pubco in its accounting methods, principles or practices.

4.17                      Subsidiaries. Except for Metasun Software Corp., a wholly-owned subsidiary of Pubco, Pubco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.18                      Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Pubco, except as disclosed in the Pubco SEC Documents.

4.19                      Employees and Consultants. Pubco does not have any employees or consultants, except as disclosed in the Pubco SEC Documents.

4.20                      Material Contracts and Transactions. Other than as expressly contemplated by this Agreement, including the subscription agreements in connection with the Financing, the Share Purchase Agreement and the Consulting Fee, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Pubco is a party except as disclosed in writing to Priveco.

4.21                      No Brokers. Except for the Consulting Fee and finder’s fees that may be payable in connection with the Financing, Pubco has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

4.22                      Completeness of Disclosure. No representation or warranty by Pubco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Priveco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.	CLOSING CONDITIONS

5.1                        Conditions Precedent to Closing by Pubco. The obligation of Pubco to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions of closing are for the benefit of Pubco and may be waived by Pubco in its sole discretion.

(a)

Representations and Warranties. The representations and warranties of Priveco and Goyzueta set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Priveco will have delivered to Pubco a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Priveco in this Agreement are true and correct.

(b)

Performance. All of the covenants and obligations that Priveco, Goyzueta and the Selling Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)

Transaction Documents. This Agreement, the Priveco Documents, the Certificates, the Questionnaires and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Pubco, will have been executed and delivered to Pubco.

(d)	Officer’s Certificate – Priveco. Pubco will have received a certificate from the President of Priveco attaching:
(i)	a copy of Priveco’s constating documents and all other incorporation documents, as amended through the Closing Date; and
(ii)	copies of resolutions duly adopted by the board of directors of Priveco approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.
(e)

Legal Opinion – Priveco. Pubco will have received an opinion, dated as of the Closing Date, from counsel for Priveco, and such other local or special counsel as is appropriate, all of which opinion will be in the form and substance reasonably satisfactory to Pubco and its counsel.

(f)	Third Party Consents. Pubco will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to Pubco.
(g)	Financing. The Financing will have closed, provided that such closing may be concurrent with the Closing.
(h)

Employment Agreements. Pubco will have received from Priveco copies of all agreements or arrangements that evidence the employment of all of the hourly and salaried employees of Priveco as set out on Schedule 9 attached hereto, which constitute all of the employees reasonably necessary to operate the business of Priveco substantially as presently operated.

(i)	No Material Adverse Change. No Priveco Material Adverse Effect will have occurred since the date of this Agreement.
(j)	No Action. No suit, action, or proceeding will be pending or threatened which would:
(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or
(ii)	cause the Transaction to be rescinded following consummation.
(k)	Outstanding Shares. Priveco will have no more than 1,000 shares of Priveco Common Stock issued and outstanding on the Closing Date.
(l)	Due Diligence Generally. Pubco and its solicitors will be reasonably satisfied with their due diligence investigation of Priveco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of Priveco and Goyzueta which are reasonably germane to the Transaction;
(ii)	a physical inspection of the assets of Priveco by Pubco or its representatives; and
(iii)	title to the material assets of Priveco.
(m)	Compliance with Securities Laws. Pubco will have received evidence satisfactory to Pubco that the Pubco Shares issuable in the Transaction will be issuable:
(i)	without registration pursuant to the Securities Act in reliance on a safe harbor from the registration requirements of the Securities Act provided by Regulation S; and
(ii)	in reliance upon an exemption from the prospectus and registration requirements of the BC Securities Act.

In order to establish the availability of the safe harbor from the registration requirements of the Securities Act and the prospectus and registration requirements of the BC Securities Act for the issuance of Pubco Shares to Goyzueta, Priveco will deliver a duly executed Certificate and Questionnaire to Pubco on Closing.

5.2                        Conditions Precedent to Closing by Priveco. The obligation of Priveco, Goyzueta and the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the joint benefit of Priveco and Goyzueta and may be jointly waived by Priveco, Goyzueta and the Selling Shareholders in their discretion.

(a)

Representations and Warranties. The representations and warranties of Pubco set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Pubco will have delivered to Priveco a certificate dated the Closing Date, to the effect that the representations and warranties made by Pubco in this Agreement are true and correct.

(b)

Performance. All of the covenants and obligations that Pubco are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Pubco must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)

Transaction Documents. This Agreement, the Pubco Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Priveco, will have been executed and delivered by Pubco.

(d)	Officer’s Certificate - Pubco. Priveco will have received a certificate from the President of Pubco attaching:
(i)	a copy of Pubco’s Articles of Incorporation and Bylaws, as amended through the Closing Date; and
(ii)	copies of resolutions duly adopted by the board of directors of Pubco approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.
(e)

Legal Opinion – Pubco. Priveco will have received a legal opinion, dated as of the Closing Date, from counsel for Pubco, and such other local or special legal counsel as is appropriate, all of which opinion shall be in the form and substance reasonably satisfactory to Priveco and its counsel.

(f)

Third Party Consents. Priveco will have received from Pubco duly executed copies of all third-party consents, permits, authorisations and approvals of any public, regulatory (including the SEC) or governmental body or authority or person or entity contemplated by this Agreement, in the form and substance reasonably satisfactory to Priveco.

(g)	No Material Adverse Change. No Pubco Material Adverse Effect will have occurred since the date of this Agreement.
(h)

No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or
(ii)	cause the Transaction to be rescinded following consummation.
(i)

Outstanding Shares. On the Closing Date and immediately before the issuance of the Pubco Shares and not including any shares issued in connection with the Financing, Pubco will have no more than 25,031,246 shares of Pubco Common Stock issued and outstanding.

(j)

Due Diligence Review of Financial Statements. Priveco and its accountants will be reasonably satisfied with their due diligence investigation and review of the Pubco Financial Statements, the Pubco SEC Documents, and the contents thereof, prepared in accordance with GAAP.

(k)

Due Diligence Generally. Priveco will be reasonably satisfied with their due diligence investigation of Pubco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction.

(l)	Resignations. Goyzueta will have received the undated written resignation of Chad DeGroot, as director and officer of Pubco, in the form and substance reasonably satisfactory to Priveco.
(m)

Directors and Officers of Pubco. At Closing, the board of directors of Pubco will consist of Goyzueta and David Clifton and Pubco will provide a copy of a signed director’s resolution to Goyzueta and Priveco: (i) approving the appointment of Goyzueta and David Clifton to the board of directors of Pubco, and (ii) accepting the resignation of Chad DeGroot as director and officer of Pubco.

(n)	Financing. The Financing will have closed on or prior to the Closing Date.
(o)	Consulting Fee. On the Closing Date, Goyzueta will have received the Consulting Fee from Pubco.
(p)	Name Change and Stock Split. On the Closing Date, Pubco will have effected the Name Change and the Stock Split.
(q)	Share Purchase Agreement. The Share Purchase Agreement will have closed on or prior to the Closing Date.
6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1                        Priveco Audited Financial Statements. Priveco and Goyzueta acknowledge that, prior to Closing, Priveco may be required by the SEC to prepare and provide true, correct, and complete balance sheets for Priveco, together with related statements of income, cash flows, and changes in shareholder’s equity for an interim period as audited by a firm that is registered with the Public Company Accounting Oversight Board (collectively, the “Priveco Financial Statements”). If required, the Priveco Financial Statement will be provided to Pubco prior to Closing and such Priveco Financial Statements:

(a)	will be prepared in accordance with the books and records of Priveco;
(b)	present fairly the financial condition of Priveco as of the respective dates indicated and the results of operations for such periods; and
(c)	will be prepared in accordance with GAAP.

6.2                        Access and Investigation. Between the date of this Agreement and the Closing Date, Priveco, on the one hand, and Pubco, on the other hand, will, and will cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)

furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors, if applicable, to co-operate with the other party and its representatives in connection with such investigations.

6.3                        Confidentiality. All information regarding the business of Priveco including, without limitation, financial information that Priveco provides to Pubco during Pubco’s due diligence investigation of Priveco will be kept in strict confidence by Pubco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Pubco or disclosed to any third party (other than Pubco’s professional accounting and legal advisors) without the prior written consent of Priveco. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Priveco, Pubco will immediately return to Priveco (or as directed by Priveco) any information received regarding Priveco’s business. Likewise, all information regarding the business of Pubco including, without limitation, financial information that Pubco provides to Priveco during its due diligence investigation of Pubco will be kept in strict confidence by Priveco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Priveco or disclosed to any third party (other than Priveco’s professional accounting and legal advisors) without Pubco’s prior written consent. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Pubco, Priveco will immediately return to Pubco (or as directed by Pubco) any information received regarding Pubco’s business.

6.4                        Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.5                          Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, Priveco and Pubco will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Priveco or Pubco, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

6.6                        Conduct of Priveco and Pubco Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that Pubco otherwise consents in writing, Priveco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that Priveco otherwise consents in writing, Pubco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.7                        Certain Acts Prohibited – Priveco. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Priveco will not, without the prior written consent of Pubco:

(a)	amend its constating documents or other incorporation documents;
(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Priveco except in the ordinary course of business;
(c)	dispose of or contract to dispose of any Priveco property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;
(d)

issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the Priveco Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)	not:
(i)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Priveco Common Stock, or
(ii)	split, combine or reclassify any Priveco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Priveco Common Stock; or
(f)

not materially increase benefits or compensation expenses of Priveco, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

6.8                        Certain Acts Prohibited - Pubco. Except as expressly contemplated by this Agreement, including the subscription agreements in connection with Financing, the Share Purchase Agreement, the Consulting Fee, the Stock Split and the Name Change, between the date of this Agreement and the Closing Date, Pubco will not, without the prior written consent of Priveco:

(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of Pubco except in the ordinary course of business consistent with past practice;
(b)	dispose of or contract to dispose of any Pubco property or assets except in the ordinary course of business consistent with past practice;
(c)	issue or sell shares of Pubco Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;
(d)

declare, set aside or pay any dividends on, or make any other distributions in respect of the Pubco Common Stock or split, combine or reclassify any Pubco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Pubco Common Stock; or

(e)	materially increase benefits or compensation expenses of Pubco, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

6.9                        Public Announcements. Pubco and Priveco each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

6.10                      Employment Agreements. Between the date of this Agreement and the Closing Date, Priveco will have made necessary arrangements to employ all of the hourly and salaried employees of Priveco reasonably necessary to operate such business substantially as presently operated. Priveco agrees to provide copies of all such agreements and arrangements that evidence such employment at or prior to Closing.

6.11                      Pubco Board of Directors. Immediately following execution of this Agreement, Pubco will undertake all acts to appoint Goyzueta and David Clifton as executive officers and directors of Pubco. At Closing, the board of directors of Pubco will consist of Goyzueta and David Clifton. Pubco will prepare and file a Schedule 14f-1 information statement with the SEC as required under the Exchange Act in connection with the change of directors arising in connection with the completion of the Transaction.

7.	CLOSING

7.1                        Closing. The Closing shall take place on the Closing Date at the offices of the lawyers for Pubco or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Priveco and Pubco, provided such undertakings are satisfactory to each party’s respective legal counsel.

7.2                        Closing Deliveries of Priveco, Goyzueta and the Selling Shareholders. At Closing, Priveco and Goyzueta will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Pubco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Priveco evidencing approval of this Agreement and the Transaction;
(b)

if Goyzueta appoints any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement, on behalf of Goyzueta, a valid and binding power of attorney or equivalent from Goyzueta;

(c)	a share certificate or certificates, as applicable, representing the Priveco Shares registered in the name of Pubco as required by Section 2.3 of this Agreement;
(d)	completed Certificates and Questionnaires in the form attached hereto as Schedule 2 and Schedule 3 respectively;
(e)	all certificates and other documents required by Section 5.1 of this Agreement;
(f)	a certificate of an officer of Priveco, dated as of Closing, certifying that:
(i)	each covenant and obligation of Priveco has been complied with, and
(ii)	each representation, warranty and covenant of Priveco is true and correct at the Closing as if made on and as of the Closing;
(g)	the Priveco Documents and any other necessary documents, each duly executed by Priveco, as required to give effect to the Transaction; and
(h)	copies of all agreements and arrangements required by Section 6.10 of this Agreement.

7.3                        Closing Deliveries of Pubco. At Closing, Pubco will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Priveco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Pubco evidencing approval of this Agreement and the Transaction;
(b)	share certificates representing the Pubco Shares to Goyzueta and the Selling Shareholders;

(c)	all certificates and other documents required by Section 5.2 of this Agreement;
(d)	a certificate of an officer of Pubco, dated as of Closing, certifying that:
(i)	each covenant and obligation of Pubco has been complied with, and
(ii)	each representation, warranty and covenant of Pubco is true and correct at the Closing as if made on and as of the Closing;
(e)	the Pubco Documents and any other necessary documents, each duly executed by Pubco, as required to give effect to the Transaction;
(f)	the resolution required by Section 5.2(m) of this Agreement;
(g)	reasonable evidence of the closing of the Financing;
(h)	reasonable evidence of the closing of the Share Purchase Agreement;
(i)	bank draft or certified cheque as payment of the Consulting Fee; and
(j)

a copy of a Certificate of Change issued from the Nevada Secretary of State evidencing the effectiveness of the Name Change and the Stock Split and applicable documents evidencing the effectiveness of the Name Change and Stock Split with the NASD.

8.	TERMINATION

8.1                        Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of Pubco and Priveco;
(b)

Pubco, if there has been a material breach by Priveco or Goyzueta of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Priveco or Goyzueta that is not cured, to the reasonable satisfaction of Pubco, within ten business days after notice of such breach is given by Pubco (except that no cure period will be provided for a breach by Priveco or Goyzueta that by its nature cannot be cured);

(c)

Priveco, if there has been a material breach by Pubco of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Pubco that is not cured by the breaching party, to the reasonable satisfaction of Priveco, within ten business days after notice of such breach is given by Priveco (except that no cure period will be provided for a breach by Pubco that by its nature cannot be cured);

(d)	Pubco or Priveco, if the Transaction contemplated by this Agreement has not been consummated prior to August 31, 2006, unless the parties hereto agree to extend such date in writing; or

(e)

Pubco or Priveco if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transaction contemplated by this Agreement has become final and non-appealable.

8.2                        Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

9.	INDEMNIFICATION, REMEDIES, SURVIVAL

9.1                        Certain Definitions. For the purposes of this Article 9, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Pubco, Priveco or Goyzueta including damages for lost profits or lost business opportunities.

9.2                        Agreement of Priveco to Indemnify. Priveco will indemnify, defend, and hold harmless Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)

the breach by Priveco of any representation or warranty of Priveco contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Priveco of any covenant or agreement of Priveco made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement.

9.3                        Agreement of Goyzueta to Indemnify. Goyzueta will indemnify, defend, and hold harmless Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by Goyzueta of any representation or warranty of Goyzueta contained in or made pursuant to this Agreement, any certificate or other instrument delivered pursuant to this Agreement; or
(b)	the breach or partial breach by Goyzueta of any covenant or agreement of Goyzueta made in or pursuant to this Agreement, any certificate or other instrument delivered pursuant to this Agreement

9.4                        Agreement of Pubco to Indemnify. Pubco will indemnify, defend, and hold harmless Priveco and Goyzueta from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Priveco and Goyzueta by reason of, resulting from, based upon or arising out of:

(a)

the breach by Pubco of any representation or warranty of Pubco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Pubco of any covenant or agreement of Pubco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.

10.	MISCELLANEOUS PROVISIONS

10.1                      Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until six (6) months after the Closing Date.

10.2                      Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

10.3                      Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.4                      Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

10.5                      Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.6                      Notices. All notices and other communications required by or permitted under this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Priveco, Goyzueta or any of the Selling Shareholders:

Pure Biofuels Del Peru SAC

Calle Los Euchariz 150

Dpto 201

Monterrico, Surco

Lima 33, Peru

Attention:	Luis Goyzueta
Telephone:	_________________
Facsimile:	011.511.2514646

If to Pubco:

Metasun Enterprises, Inc.

Suite 201, 1040 West 8th Avenue

Vancouver, British Columbia

Canada V6H 1C4

Attention:	Chad DeGroot
Telephone:	(604) 739-1048
Facsimile:	(604) 739-1046

With a copy (which will not constitute notice) to:

Clark Wilson LLP, Barristers & Solicitors

Suite 800 – 885 West Georgia Street

Vancouver, British Columbia

Canada V6C 3H1

Attention:	Cam McTavish
Telephone:	(604) 687-5700
Facsimile:	(604) 687-6314

All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;
(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;
(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and
(d)	in the case of mailing, on the fifth business day following mailing.

10.7                      Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8                      Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.9                      Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.10                   Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia applicable to contracts made and to be performed therein.

10.11                     Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.12                   Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

10.13                   Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the Province of British Columbia, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such legal holiday.

10.14                   Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.15                   Fax Execution. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

10.16                   Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

METASUN ENTERPRISES, INC.

Per:	/s/ Chad DeGroot
Authorized Signatory
Name: Chad DeGroot
	Title:	President

PURE BIOFUELS DEL PERU SAC

Per:	/s/ Luis Goyzueta
Authorized Signatory
Name: Luis Goyzueta
Title: President

WITNESSED BY: /s/ Carla Jennings Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Luis Goyzueta LUIS GOYZUETA

WITNESSED BY: /s/ Marie-Christine Paquette Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ David Clifton DAVID CLIFTON

WITNESSED BY: /s/ Ayumi Nobe Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Hiroshi Dejaeghere HIROSHI DEJAEGHERE

WITNESSED BY: /s/ signed Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Gustavo Goyzueta GUSTAVO GOYZUETA

WITNESSED BY: /s/ signed Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Alberto Pinto ALBERTO PINTO

WITNESSED BY: /s/ signed Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Patrick Orlando PATRICK ORLANDO

WITNESSED BY: /s/ David Clifton Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Joy Clifton JOY CLIFTON

WITNESSED BY: /s/ signed Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ David Smalley DAVID SMALLEY

WITNESSED BY: /s/ signed Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Lai Yin Ling Suzanna LAI YIN LING SUZANNA

WITNESSED BY: /s/ signed Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Konstantin Fundulus KONSTANTIN FUNDULUS

SCHEDULE 1

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

SHAREHOLDERS OF PURE BIOFUELS DEL PERU SAC

Name	Address	Number of Shares
Luis Goyzueta	Calle Los Euchariz 150 Dpto 201 Monterrico, Surco Lima 33, Peru	433
David Clifton	Calle Los Euchariz 150 Dpto 201 Monterrico, Surco Lima 33, Peru	133
Hiroshi Dejaeghere	Calle Los Euchariz 150 Dpto 201 Monterrico, Surco Lima 33, Peru	33
Gustavo Goyzueta	Calle Los Euchariz 150 Dpto 201 Monterrico, Surco Lima 33, Peru	50
Alberto Pinto	Calle Los Euchariz 150 Dpto 201 Monterrico, Surco Lima 33, Peru	50
Patrick Orlando	Calle Los Euchariz 150 Dpto 201 Monterrico, Surco Lima 33, Peru	33
Joy Clifton	Calle Los Euchariz 150 Dpto 201 Monterrico, Surco Lima 33, Peru	85
David Smalley	1200-999 Hastings Street Vancouver, British Columbia Canada V6C 2W2	16

2

Lai Yin Ling Suzanna	3E, B1, 25 Tai Hang Drive Jardines Lookout Hong Kong	83
Konstantin Fundulus	Mittelweg 1 60318 Frankfurt Germany	83
TOTAL:		999

SCHEDULE 2

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

CERTIFICATE OF NON-U.S. SHAREHOLDER

In connection with the issuance of common stock (the “Pubco Shares”) of Metasun Enterprises, Inc., a Nevada corporation (“Pubco”), to the undersigned, pursuant to that certain Share Exchange Agreement dated July 26, 2006 (the “Agreement”), among Pubco, Pure Biofuels Del Peru SAC, a company incorporated pursuant to the laws of Peru (“Priveco”), Goyzueta and the selling shareholders, the undersigned hereby agrees, acknowledges, represents and warrants that:

1.            the undersigned is not a “U.S. Person” as such term is defined by Rule 902 of Regulation S under the United States Securities Act of 1933, as amended (“U.S. Securities Act”) (the definition of which includes, but is not limited to, an individual resident in the U.S. and an estate or trust of which any executor or administrator or trust, respectively is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the U.S.);

2.            none of the Pubco Shares have been or will be registered under the U.S. Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act;

3.            the undersigned understands and agrees that offers and sales of any of the Pubco Shares prior to the expiration of a period of one year after the date of original issuance of the Pubco Shares (the one year period hereinafter referred to as the Distribution Compliance Period) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the U.S. Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the U.S. Securities Act or an exemption therefrom and in each case only in accordance with applicable state and provincial securities laws;

4.            the undersigned understands and agrees not to engage in any hedging transactions involving any of the Pubco Shares unless such transactions are in compliance with the provisions of the U.S. Securities Act and in each case only in accordance with applicable state and provincial securities laws;

5.            the undersigned is acquiring the Pubco Shares for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Pubco Shares in the United States or to U.S. Persons;

6.            the undersigned has not acquired the Pubco Shares as a result of, and will not itself engage in, any directed selling efforts (as defined in Regulation S under the U.S. Securities Act) in the United States in respect of the Pubco Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Pubco Shares; provided, however, that the undersigned may sell or otherwise dispose of the Pubco Shares pursuant to registration thereof under the U.S. Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements;

7.            the statutory and regulatory basis for the exemption claimed for the sale of the Pubco Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act or any applicable state and provincial securities laws;

8.            Pubco has not undertaken, and will have no obligation, to register any of the Pubco Shares under the U.S. Securities Act;

9.            Pubco is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of the undersigned contained in the Agreement and this Certificate, and the undersigned will hold harmless Pubco from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by the undersigned not being true and correct;

10.          the undersigned has been advised to consult their own respective legal, tax and other advisors with respect to the merits and risks of an investment in the Pubco Shares and, with respect to applicable resale restrictions, is solely responsible (and Pubco is not in any way responsible) for compliance with applicable resale restrictions;

11.         none of the Pubco Shares is listed on any stock exchange or automated dealer quotation system and no representation has been made to the undersigned that any of the Pubco Shares will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of Pubco on the OTC Bulletin Board;

12.          the undersigned is outside the United States when receiving and executing this Agreement and is acquiring the Pubco Shares as principal for their own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Pubco Shares;

13.         neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Pubco Shares;

14.          the Pubco Shares are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States;

15.          the undersigned acknowledges and agrees that Pubco shall refuse to register any transfer of Pubco Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the U.S. Securities Act;

16.          the undersigned understands and agrees that the Pubco Shares will bear the following legend:

“NONE OF THE SHARES OF COMMON STOCK HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE AND PROVINCIAL SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.”

17.          the address of the undersigned included herein is the sole address of the undersigned as of the date of this certificate.

IN WITNESS WHEREOF, I have executed this Certificate of Non-U.S. Shareholder.

                                                                                                                          Date:                                                       , 2006

Signature

Print Name

Title (if applicable)

Address

SCHEDULE 3

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

NATIONAL INSTRUMENT 45-106 INVESTOR QUESTIONNAIRE

The purpose of this Questionnaire is to assure Pubco that the undersigned will meet certain requirements for the registration and prospectus exemptions provided for under National Instrument 45-106 (“NI 45-106”), as adopted by the British Columbia Securities Commission in respect to the issuance of the Pubco Shares pursuant to the Transaction. Pubco will rely on the information contained in this Questionnaire for the purposes of such determination.

The undersigned covenants, represents and warrants to Pubco that:

1.	the undersigned is (check one or more of the following boxes):
(a)	a director, executive officer or control person of Pubco or an affiliate of Pubco	[ ]
(b)	a spouse, parent, grandparent, brother, sister or child of a director, executive officer or control person of Pubco or an affiliate of Pubco	[ ]
(c)	a parent, grandparent, brother, sister or child of the spouse of a director, executive officer or control person of Pubco or an affiliate of Pubco	[ ]
(d)	a close personal friend of a director, executive officer or control person of Pubco or an affiliate of Pubco	[ ]
(e)	a close business associate of a director, executive officer or control person of Pubco or an affiliate of Pubco	[ ]
(f)	a founder of Pubco or a spouse, parent, grandparent, brother, sister, child, close personal friend or close business associate of a founder of Pubco	[ ]
(g)	a parent, grandparent, brother, sister or child of the spouse of a founder of Pubco	[ ]
(h)

a company, partnership or other entity which a majority of the voting securities are beneficially owned by, or a majority of the directors are, persons or companies as described in paragraphs (a) to (g) above

[ ]
(i)	purchasing the Pubco Shares as principal with an aggregate value of more than CDN$150,000	[ ]
(j)	an accredited investor	[ ]

2.

if the undersigned has checked one or more of boxes b, c, d, e, f, g or h in section 1 above, the director(s), executive officer(s), control person(s) or founder(s) of Pubco with whom the undersigned has the relationship is:

(Instructions to undersigned: fill in the name of each director, executive officer, founder and control person which you have the above-mentioned relationship with. If you have checked box h, also indicate which of a to g describes the securityholders or directors which qualify you as box h and provide the names of those individuals. Please attach a separate page if necessary).

3.

If the undersigned has ticked box j in section 1 above, the undersigned acknowledges and agrees that Pubco shall not consider the undersigned’s request for Pubco Shares for acceptance unless the undersigned provides to Pubco:

(i)	the information required in sections 4 and 5; and
(ii)	such other supporting documentation that Pubco or its legal counsel may request to establish the undersigned’s qualification as an Accredited Investor;
4.

the undersigned has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction and the undersigned is able to bear the economic risk of loss arising from such Transaction;

5.	the undersigned satisfies one or more of the categories of “accredited investor” (as that term is defined in NI 45-106) indicated below (please check the appropriate box):
☐

an individual who, either alone or with a spouse, beneficially owns, directly or indirectly, financial assets (as defined in NI 45-106) having an aggregate realizable value that, before taxes, but net of any related liabilities, exceeds CDN$1,000,000;

☐

an individual whose net income before taxes exceeded CDN$200,000 in each of the two most recent calendar years or whose net income before taxes combined with that of a spouse exceeded CDN$300,000 in each of those years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;

☐	an individual who, either alone or with a spouse, has net assets of at least CDN$5,000,000;

☐	an entity, other than an individual or investment fund, that has net assets of at least CDN$5,000,000 as shown on its most recently prepared financial statements;
☐

an entity registered under the securities legislation of a jurisdiction of Canada as an advisor or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador), or any entity organized in a foreign jurisdiction that is analogous to any such person or entity; or

☐

an entity in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons or companies that are accredited investors.

The undersigned acknowledges and agrees that the undersigned may be required by Pubco to provide such additional documentation as may be reasonably required by Pubco and its legal counsel in determining the undersigned’s eligibility to acquire the Pubco Shares under relevant securities legislation.

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire as of the ____ day of July, 2006.

                                                                                                                          Date:                                                       , 2006

Signature

Print Name

Title (if applicable)

Address

SCHEDULE 4

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

DIRECTORS AND OFFICERS OF PRIVECO

Directors:
Luis Goyzueta

Officers:
Luis Goyzueta

SCHEDULE 5

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

DIRECTORS AND OFFICERS OF PUBCO

The following persons represent the directors and officers of Pubco as of the date of the Agreement. The parties acknowledge that, pursuant to the terms of the Agreement, Goyzueta and David Clifton will be appointed as executive officers and directors of Pubco following the execution of the Agreement and prior to the Closing thereof.

Directors:
Chad DeGroot

Officers:
Chad DeGroot

SCHEDULE 6

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

LEASES, SUBLEASES, CLAIMS, CAPITAL EXPENDITURES,

TAXES AND OTHER PROPERTY INTERESTS

SCHEDULE 7

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

PRIVECO INTELLECTUAL PROPERTY

SCHEDULE 8

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

PRIVECO MATERIAL CONTRACTS

SCHEDULE 9

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

PRIVECO EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

As of the date of this Agreement, the following hourly and salaried employees of Priveco are reasonably necessary to operate the business of Priveco as substantially presently operated:

SCHEDULE 10

TO THE SHARE EXCHANGE AGREEMENT

AMONG METASUN ENTERPRISES, INC., PURE BIOFUELS DEL PERU SAC,

GOYZUETA AND THE SELLING SHAREHOLDERS

SHARE PURCHASE AGREEMENT